Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Third Quarter 2005 Results

Quarterly Net Sales Growth of 12.6% over the prior year

East Hartford, Conn. – January 7, 2005—Cellu Tissue Holdings, Inc., an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the third quarter ended November 25, 2004.

Third Quarter 2005 Operating Results

Net sales totaled $85.7 million for the quarter ended November 25, 2004, compared to $76.1 million in the third quarter of the prior fiscal year, an increase of $9.6 million, or 12.6%. For the quarter ended November 25, 2004, Cellu Tissue reported gross profit of $11.1 million or 13.0% of net sales, compared to $9.5 million or 12.5% for the comparable period in the prior year. Income from operations for the third quarter ended November 25, 2004 was $7.2 million compared to $6.3 million for the comparable period in the prior year.

For the quarter ended November 25, 2004, the Company reported pretax income of $2.5 million, compared to pretax income of $4.6 million for the comparable period in the prior year. Included in the current period pretax income is $4.1 million of interest expense and $0.7 million of foreign currency loss, compared to $1.4 million of interest expense and $0.3 million of foreign currency loss in the comparable period in the prior year. For the quarter ended November 25, 2004, the Company experienced a net loss of $.5 million, compared to net income of $3.1 million for the comparable period in the prior year. Included in the current period net loss is $3.0 of income tax expense compared to $1.5 million in the comparable period in the prior year. The current period income tax expense reflects taxes on the current period income as well as a reduction of the tax benefit recorded in the first six months of the current fiscal year. The reduction to the tax benefit was based on revisions in the Company’s projected fiscal 2005 pretax income.

Net sales within the Tissue Segment for the quarter ended November 25, 2004 totaled $56.6 million, an increase of 14.5% from $49.4 million for the comparable period in the prior year. The increase for the Tissue Segment is attributable to improved product mix, higher selling prices, and an increase in volume sold over the comparable period in the prior year. Net sales within the Machine-Glazed Paper Segment for the quarter ended November 25, 2004 totaled $29.1 million, an increase of 9.1% from $26.7 million for the comparable period in the prior year. The increase for the Machine-Glazed Paper

Segment is attributable to improved product mix and higher net selling prices. For the quarter ended November 25, 2004, the Company sold 67,217 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products. This is an increase of 2,185 tons or 3.4% over the comparable period in the prior year. Income from operations in the Tissue Segment for the quarter ended November 25, 2004 was $4.4 million compared to $4.2 million for the third quarter in the prior year. Income from operations in the Machine-Glazed Paper Segment was $3.2 million compared to $2.3 million for the third quarter in the prior year. The increases in income from operations over the prior year experienced by both segments is attributable to improved gross profit offset by increases in selling, general and administrative expenses due to additional staffing requirements and professional fees to achieve and maintain compliance with required rules and regulations of the Securities and Exchange Commission.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the quarter ended November 25, 2004 totaled $10.7 million, compared to $9.9 million for the comparable period in the prior year.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented: “The company posted another strong quarter as we continue to focus on our key strategies of new business development and cost management. Despite the fact that key input costs such as energy, transportation and pulp continue to have upward volatility the company was able to improve margins to 13% for the third quarter.”

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our unaudited consolidated statements of operations, financial position and selected consolidated financial data, including information concerning our cash flow position, selected consolidated segment data, and reconciliations of consolidated net income from operations to consolidated EBITDA. EBITDA is not a measure of performance under United States generally accepted accounting principles and should not be considered in isolation or used as substitutes for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles. We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including its ability to service debt.

Cellu Tissue’s management invites you to listen to our conference call on January 10, 2005 at 2:00 p.m. ET regarding third quarter fiscal 2005 financial results. The dial-in number is (800) 553-0329 or International (612) 332-0923; participant code 764299.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps. In addition, the Company produces a variety of converted tissue products. For more information, contact Cellu Tissue Holdings, Inc. at www. cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended		Nine Months Ended
	November 25 2004	November 27 2003	November 25 2004	November 27 2003
Net sales	$85,690	$76,110	$250,749	$212,905
Cost of goods sold	74,569	66,596	219,753	188,847
Gross profit	11,121	9,514	30,996	24,058

Selling, general and administrative expenses	3,573	3,002	11,162	9,409
Accelerated vesting of stock options-noncash			534
Compensation from redemption of stock options			3,414
Amortization of intangibles	346	186	1,039	560
Income from operations	7,202	6,326	14,847	14,089

Write-off of debt issuance costs and prepayment penalties			3,318
Interest expense, net	4,084	1,372	12,031	4,268
Foreign currency loss	658	317	855	691
Other (income) expense	(1)	(4)	(2,357)	33
Income before income tax expense (benefit)	2,461	4,641	1,000	9,097

Income tax expense (benefit)	2,952	1,511	(1,046)	3,126
Net (loss) income	$(491)	$3,130	$2,046	$5,971

CELLU TISSUE HOLDINGS, INC,

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	November 25 2004	February 29 2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,531
Receivables, net	34,624	$37,438
Inventories	22,556	24,803
Prepaid expenses and other current assets	2,158	2,119
Income tax receivable	5,246	712
Deferred income taxes	1,446	1,134
Assets held for sale		2,270
TOTAL CURRENT ASSETS	86,561	68,476
PROPERTY, PLANT AND EQUIPMENT, NET	97,299	100,122
DEBT ISSUANCE COSTS	7,461	4,712
GOODWILL	13,724	13,724
OTHER ASSETS	55	178
TOTAL ASSETS	$205,100	$187,212

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Revolving lines of credit		$11,353
Cash overdraft		4,760
Accounts payable	$18,986	16,858
Accrued expenses	14,028	11,227
Accrued interest	3,445	292
Current portion of long-term debt	270	7,470
TOTAL CURRENT LIABILITIES	36,729	51,960
LONG-TERM DEBT, LESS CURRENT PORTION	160,722	36,964
DEFERRED INCOME TAXES	16,193	13,688
OTHER LIABILITIES	118	118
STOCKHOLDERS’ EQUITY(DEFICIENCY)	(8,662)	84,482
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIENCY)	$205,100	$187,212

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Three Months Ended		Nine Months Ended
	November 25 2004	November 27 2003	November 25 2004	November 27 2003

OPERATING ACTIVITIES
Net (loss) income	$(491)	$3,130	$2,046	$5,971
Write-off of debt issuance costs-noncash			2,895
Accelerated vesting of stock options-noncash			534
Deferred income taxes	2,193		2,193
Accretion of debt discount	75		222
Depreciation and amortization	4,177	3,883	12,179	12,070
(Gain) loss on sale of property, plant & equipment	7	(1)	(2,374)	36
Unearned compensation	92	166	389	500
Changes in working capital	6,576	3,837	3,932	(5,461)
Net cash provided by operating activities	12,629	11,015	22,016	13,116

INVESTING ACTIVITIES
Proceeds for sale of property, plant and equipment, net			4,004
Capital expenditures	(4,493)	(3,061)	(7,676)	(8,320)
Net cash used in investing activities	(4,493)	(3,061)	(3,672)	(8,320)

FINANCING ACTIVITIES
(Payments) borrowings of debt, net		(1,774)	116,337	(7,456)
Borrowings (payments) on revolving line of credit, net		(6,470)	(10,954)	2,055
Cash dividends			(96,789)
Prepayment penalties			(424)
Debt issuance costs	(340)		(6,659)
Net cash (used in) provided by financing activities	(340)	(8,244)	1,511	(5,401)

Effect of foreign currency	569	290	676	605

Net increase in cash and cash equivalents	8,365	0	20,531	0
Cash and cash equivalents at beginning of period	12,166	0	0	0
Cash and cash equivalents at end of period	$20,531	$0	$20,531	$0

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended		Nine Months Ended
	November 25 2004	November 27 2003	November 25 2004	November 27 2003
NET SALES:
Tissue	$56,606	$49,448	$172,120	$138,056
Machine-Glazed Paper	29,084	26,662	78,629	74,849
Consolidated	$85,690	$76,110	$250,749	$212,905

INCOME FROM OPERATIONS:
Tissue	$4,391	$4,221	$10,408	$8,990
Machine-Glazed Paper	3,157	2,291	5,478	5,659
Corporate amortization of intangibles	(346)	(186)	(1,039)	(560)
	$7,202	$6,326	$14,847	$14,089

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended		Nine Months Ended
	November 25 2004	November 27 2003	November 25 2004	November 27 2003

NET (LOSS) INCOME	$(491)	$3,130	$2,046	$5,971
Add back:
Depreciation and amortization	4,177	3,883	12,179	12,070
Interest expense	4,107	1,373	12,064	4,272
Income tax(benefit) expense	2,952	1,511	(1,046)	3,126
EBITDA	$10,745	$9,897	$25,243	$25,439